Exhibit 10.02

Amended 2025 Unit Performance Plan

Corporate Performance Measures

On December 4, 2024, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measures, eligible employees (including the executive officers), and target variable pay opportunities for the 2025 Unit Performance Plan (the "UPP"). The UPP is filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and is described in the Company's 2025 Annual Meeting Proxy Statement.

For 2025, UPP corporate performance will be measured by: (i) “modified operating cash flow,” defined as GAAP net cash provided by operating activities, subject to adjustment by the Committee for any unusual, non-core, or non-recurring cash sources or uses distortive of operating cash flow; (ii) GAAP earnings before interest and taxes, adjusted by the Committee to exclude non-core and any unusual or non-recurring items (typically the same non-core and any unusual or non-recurring items as those excluded from earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures) (“adjusted EBIT”); and (iii) strategic measures related to safety, new business generation revenue, and engagement.

Following the announcement of U.S. tariffs on April 2, 2025, the Company evaluated the potential global macroeconomic impacts on Eastman’s business and operations. This evaluation was reviewed by the Board of Directors and the Compensation Committee. The Compensation Committee determined that it was important for the Company to increase emphasis on the critical priorities of inventory control and cash management relative to earnings in light of an increasingly uncertain macroeconomic environment. In order to more appropriately align the incentives under the UPP with these updated priorities, at its April 22, 2025 meeting, the Compensation Committee increased the emphasis on cash flow by raising the weighting of the modified operating cash flow metric to 50% from 40%, and correspondingly decreasing the weighting on adjusted EBIT to 30% from 40%. The weighting for the strategic measures remains at 20%.

The 2025 modified operating cash flow and adjusted EBIT target goals are based on the Company's annual business plan for 2025, as approved by the Board of Directors. The Compensation Committee will approve the 2025 UPP cash payout amount in early 2026 based upon actual adjusted EBIT, modified operating cash flow, and strategic measures compared to performance against the pre-set targets. The UPP payouts, if any, for the CEO and other executive officers for 2025 will be disclosed in the Company's Proxy Statement for its 2026 Annual Meeting of Stockholders.

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